UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF THE

SECURITIES AND EXCHANGE ACT OF 1934

May 23, 2006

Date of Report (Date of earliest event reported)

SPECTRUM PHARMACEUTICALS, INC.

(Exact name of registrant as specified in its charter)

Delaware	000-28782	93-0979187
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification Number)

157 Technology Drive Irvine, California		92618
(Address of principal executive offices)		(Zip Code)

(949) 788-6700

(Registrant’s telephone number, including area code)

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry Into Material Definitive Agreement

On May 23, 2006, the Company amended and restated a license agreement (the “License Agreement”) with Merck Eprova AG, a Swiss corporation (“Eprova”), that it assumed in connection with the acquisition of the assets of Targent, Inc., as set forth in the purchase agreement dated March 17, 2006, by and between the Company and Targent, Inc. Pursuant to the License Agreement, the Company obtained the exclusive license to use regulatory filings related to levofolinic acid (“LFA”) and a non-exclusive license under certain patents and know-how related to LFA to develop, make, have made, use, sell and have sold LFA in the field of oncology in North America. The Company has the right to sublicense the licenses it receives under the License Agreement. Also, the Company has the right of first opportunity to negotiate an exclusive license to manufacture, have manufactured, use and sell LFA products outside the field of oncology in North America. Under the terms of the Agreement, Eprova is eligible to receive payments upon achievement of certain regulatory milestones, in addition to royalties on potential net sales, if any. The term of the License Agreement is determined on a product-by-product and country-by-country basis until royalties are no longer owed under the License Agreement.

On May 23, 2006, the Company entered into a manufacturing and supply agreement (the “Manufacturing and Supply Agreement”) with Eprova, whereby Eprova shall manufacture calcium levofolinate (the active pharmaceutical ingredient of LFA) for the Company. The Manufacturing and Supply Agreement shall remain in force as long as the Company is obligated to pay royalty payments to Eprova under certain sections of the License Agreement. After a certain period of time, the Company has the ability to use a third-party to manufacture the product at a lower price, provided Eprova has the opportunity to meet the competitive offer price.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: May 30, 2006

SPECTRUM PHARMACEUTICALS, INC.

By:	/s/ Shyam Kumaria
Name:	Shyam Kumaria
Title:	V.P. Finance